EXHIBIT 99.2

Integris Metals, Inc. and Subsidiary

Consolidated Financial Statements

At January 2, 2004 and December 31, 2004,

and for the 53-Week Period Ended January 3, 2003,

the 52-Week Period Ended January 2, 2004 and the

52-Week Period Ended December 31, 2004

Integris Metals, Inc. and Subsidiary

Index

Page(s)
Report of Independent Auditors	1

Consolidated Financial Statements

Balance Sheets	2

Statements of Income	3

Statements of Cash Flows	4

Statements of Changes in Stockholders’ Equity	5

Notes to Financial Statements	6–27

Report of Independent Auditors

To the Board of Directors and Stockholders

of Integris Metals, Inc. and Subsidiary

In our opinion, the accompanying consolidated balance sheets and related consolidated statements of income, of cash flows and of changes in stockholders’ equity present fairly, in all material respects, the consolidated financial position of Integris Metals, Inc. and Subsidiary (the “Company”) at January 2, 2004 and December 31, 2004, and the consolidated results of their operations and their cash flows for the 53-week period ended January 3, 2003, the 52-week period ended January 2, 2004, and the 52-week period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

March 17, 2005

Integris Metals, Inc. and Subsidiary

Consolidated Balance Sheets

	January 2, 2004	December 31, 2004
(dollars in thousands)
Assets
Current assets
Cash and cash equivalents	$2,847	$4,203
Trade receivables, less allowances of $6,173 and $5,897	179,248	241,465
Inventories	273,013	383,653
Prepaid expenses and other current assets	17,969	14,301

Total current assets	473,077	643,622
Property, plant and equipment, net (Note 4)	161,169	155,237
Goodwill, net (Note 5)	40,609	40,609
Other intangibles, net (Note 5)	7,024	5,365
Other assets	3,800	2,072
Deferred income taxes (Note 8)	2,030	8,087

Total assets	$687,709	$854,992

Liabilities and Stockholders’ Equity
Current liabilities
Book overdraft	$27,309	$27,302
Accounts payable	43,851	66,631
Payable to related parties, net (Note 15)	2,426	2,387
Accrued expenses	17,864	30,590
Income taxes payable	2,067	5,878
Deferred income taxes (Note 8)	14,657	13,415

Total current liabilities	108,174	146,203
Notes payable - noncurrent (Note 6)	167,028	237,110
Accrued pension and postretirement obligations (Note 11)	75,947	87,030
Other liabilities	2,609	2,758

Total liabilities	353,758	473,101

Commitments and contingencies
Stockholders’ equty
Common stock, 100,000 shares authorized, par value $.01, 100 shares issued and outstanding (Note 7)	—	—
Paid-in capital	317,616	317,616
Retained earnings	10,786	56,557
Accumulated other comprehensive income	5,549	7,718

Total stockholders’ equity	333,951	381,891

Total liabilities and stockholders’ equity	$687,709	$854,992

The accompanying notes are an integral part of these consolidated financial statements.

Integris Metals, Inc. and Subsidiary

Consolidated Statements of Income

	53-Week Period Ended January 3, 2003	52-Week Period Ended January 2, 2004	52-Week Period Ended December 31, 2004
(dollars in thousands)
Net sales	$1,520,332	$1,494,088	$2,003,681
Cost of sales	1,242,683	1,248,911	1,637,894

Gross profit	277,649	245,177	365,787
Selling, general and administrative expenses	242,604	217,619	260,799
Restructuring and other related costs (Note 3)	8,946	1,123	1,644

Operating income	26,099	26,435	103,344
Other expense (income), net
Interest	8,381	10,340	10,540
Other	(1,054)	(51)	738

Income before income taxes	18,772	16,146	92,066
Income tax provision (Note 8)	8,889	5,219	32,229

Net income	$9,883	$10,927	$59,837

The accompanying notes are an integral part of these consolidated financial statements.

Integris Metals, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	53-Week Period Ended January 3, 2003	52-Week Period Ended January 2, 2004	52-Week Period Ended December 31, 2004
(dollars in thousands)
Cash flows from operating activities
Net income	$9,883	$10,927	$59,837
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	16,202	16,275	15,920
Provision for doubtful accounts receivable	3,812	1,658	1,137
Deferred income tax provision (benefit)	1,881	1,740	(5,761)
Deferred compensation expense	—	—	5,900
Fair value adjustments on derivatives	—	(45)	1,325
Asset write-downs	1,208	1,499	854
Gain on disposal of property, plant and equipment	(509)	(378)	(1,086)
Amortization of deferred financing costs	572	995	1,067
Impact on cash flows from changes in working capital
Accounts receivable	6,214	(13,845)	(59,272)
Inventories	11,723	12,606	(106,255)
Income tax receivable/payable	3,522	760	3,791
Prepaid expenses and other current assets	(953)	206	(711)
Accounts payable and accrued expenses	(18,628)	(32,447)	28,223
Accrued pension and postretirement obligations	7,339	6,362	6,509
Other liabilities	(308)	(2,626)	—

Net cash provided by (used in) operating activities	41,958	3,687	(48,522)

Cash flows from investing activities
Purchase of property, plant and equipment	(8,948)	(16,384)	(7,971)
Proceeds from sales of property, plant and equipment	7,060	1,650	5,175
(Increase) decrease in restricted cash	(4,591)	6,591	—
Other	(37)	(53)	91

Net cash used in investing activities	(6,516)	(8,196)	(2,705)

Cash flows from financing activities
Change in book overdraft	12,612	13,730	(266)
Borrowings on debt due to related parties	10,000	—	—
Repayment on debt due to related parties	(194,707)	(66,125)	—
Borrowings on revolving debt	215,844	543,222	1,154,873
Repayment on revolving debt	(106,231)	(490,758)	(1,088,981)
Related party receivable/payable, net	31,139	(1,010)	—
Deferred financing costs	(4,075)	(127)	(175)
Dividends paid	—	—	(14,066)

Net cash (used in) provided by financing activities	(35,418)	(1,068)	51,385

Net increase (decrease) in cash and cash equivalents	24	(5,577)	158
Effect of exchange rate changes on cash	(95)	1,520	1,198

Net change in cash and cash equivalents	(71)	(4,057)	1,356

Cash and cash equivalents
Beginning of period	6,975	6,904	2,847

End of period	$6,904	$2,847	$4,203

Supplemental disclosures of cash flow information
Cash paid for interest	$8,065	$8,831	$9,813
Cash paid for income taxes	6,524	2,447	34,723

Supplemental disclosures of noncash items
Noncash capital contribution (Note 11)	—	9,875	—
Net unrealized gain on derivative instruments, net of deferred tax liability	—	580	399
Additional minimum pension liability adjustments, net of deferred tax benefit	2,241	4,780	2,805

The accompanying notes are an integral part of these consolidates financial statements.

Integris Metals, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

53-Week Period Ended January 3, 2003, 52-Week Period Ended January 2, 2004 and the

52-Week Period Ended December 31, 2004

	Common Stock		Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
(dollars in thousands)	Shares	Amount
Balances at December 28, 2001	100	$—	$307,741	$(10,024)	$287	$298,004

Net income for the period	—	—	—	9,883	—	9,883
Other comprehensive income
Foreign currency translation adjustment	—	—	—	—	965	965
Additional minimum pension liability, net of $1,432 of deferred tax benefit	—	—	—	—	(2,241)	(2,241)

Comprehensive income						8,607

Balances at January 3, 2003	100	—	307,741	(141)	(989)	306,611

Net income for the period	—	—	—	10,927	—	10,927
Other comprehensive income
Foreign currency translation adjustment	—	—	—	—	10,738	10,738
Additional minimum pension liability, net of $3,057 of deferred tax benefit	—	—	—	—	(4,780)	(4,780)
Net unrealized gain on derivative instruments, net of $370 of deferred tax liability	—	—	—	—	580	580

Comprehensive income						17,465
Debt equalization adjustment (Note 11)	—	—	9,875	—	—	9,875

Balances at January 2, 2004	100	—	317,616	10,786	5,549	333,951

Net income for the period	—	—	—	59,837	—	59,837
Other comprehensive income
Foreign currency translation adjustment	—	—	—	—	4,575	4,575
Additional minimum pension liability, net of $1,794 of deferred tax benefit	—	—	—	—	(2,805)	(2,805)
Net unrealized gain on derivative instruments, net of $255 of deferred tax liability	—	—	—	—	399	399

Comprehensive income						62,006
Dividends paid	—	—	—	(14,066)	—	(14,066)

Balances at December 31, 2004	100	$—	$317,616	$56,557	$7,718	$381,891

The accompanying notes are an integral part of these consolidated financial statements.

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(dollars in thousands)

1.	Business Description and Basis of Presentation

Integris Metals, Inc. (the “U.S. Parent”) and its wholly owned Canadian Subsidiary (collectively the “Company”) was formed effective November 1, 2001, pursuant to the terms of a Contribution and Dissolution Agreement (the “Agreement”) by and among Reynolds Metals Company (“RMC”), NAMD Inc. (“NAMD”) and Billiton Investments Ireland Limited (“Billiton Ireland”). The Company is a metals service center, specializing primarily in stainless steel and aluminum products that are sourced globally, further processed to customer specifications, and delivered to customers across North America. The Company has three dedicated processing centers and 59 regional branches throughout the U.S. and Canada.

In accordance with the terms of the Agreement, RMC contributed certain assets and liabilities of its metals distribution businesses (hereinafter referred to as the “RASCO Businesses”) to the Company in exchange for 50 shares of the Company’s common stock. In addition, NAMD Inc. contributed certain assets and liabilities of its metals distribution businesses (the “NAMD Businesses”) to the Company in exchange for 50 shares of the Company’s common stock. The assets and liabilities of the RASCO Businesses and the NAMD Businesses contributed to the Company at November 1, 2001 are based upon the historical accounting basis of the respective predecessor companies. Ownership interests in the Company of the respective stockholders were subsequently equalized through debt due to the respective stockholders. As described further in Note 11, the debt equalization was finalized during 2003 with a corresponding adjustment to paid-in capital.

As described further in Note 17, effective January 4, 2005, Ryerson Tull, Inc. acquired all of the Company’s common stock in a transaction to be accounted for as a purchase business combination.

2.	Summary of Significant Accounting Policies

Basis of Financial Statements

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include those of the U.S. parent company and its wholly owned Canadian Subsidiary. The Company’s fiscal year ends on the Friday closest to December 31. As such, the consolidated financial statements include the accounts of the Company’s operations at January 2, 2004 and December 31, 2004, and for the 53-week period ended January 3, 2003, the 52-week period ended January 2, 2004 and for the 52-week period ended December 31, 2004. All significant intercompany investments, accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(dollars in thousands)

Revenue Recognition

The Company recognizes revenue from product sales (including amounts billed for shipping and handling) when ownership and risk of loss passes to the customer which is upon shipment. The Company records estimated discounts and rebates in the same period revenue is recognized based on historical experience.

Cash and Cash Equivalents

Cash equivalents are highly liquid short-term investments that are readily convertible to known amounts of cash and have original maturities of three months or less at date of purchase.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company maintains an allowance for doubtful accounts to reflect an estimate of the uncollectability of accounts receivable based on past collection history and the identification of specific potential customer risks. If the financial condition of the Company’s customers were to deteriorate beyond the estimates, resulting in an impairment of their ability to make payments, the Company may be required to increase the allowance for doubtful accounts. The Company reviews its allowance for doubtful accounts monthly. Account balances are charged off against the allowance when the Company feels it is probable the receivable will not be recovered. The Company does not have any off-balance-sheet credit exposure related to its customers.

Inventories

Product inventories primarily consist of aluminum, stainless steel and other metal products for resale. Certain additional incremental processing costs are incurred based on customer specifications. Therefore, all product inventories are considered finished goods. Product inventories are valued and recorded at the lower of cost or market value. Cost is determined on the first-in, first-out (“FIFO”) method for all inventories, except U.S. aluminum inventory, which is determined on the last-in, first-out (“LIFO”) method. LIFO inventory represented approximately 37% and 33% of consolidated inventories at January 2, 2004 and December 31, 2004, respectively. At January 2, 2004 and December 31, 2004, the FIFO value of aluminum inventories exceeded the LIFO value by $1,185 and $17,085, respectively.

Property, Plant and Equipment

Property, plant and equipment is stated at cost. Initial contributions of property, plant and equipment from the stockholders were based upon their net book value.

Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the assets including assets acquired under capital leases.

Land improvements	15 years
Buildings	25 to 40 years
Building improvements	20 to 40 years
Leasehold improvements	Term of lease
Machinery and equipment	5 to 25 years
Major processing equipment	12 to 18 years

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(dollars in thousands)

Maintenance and repairs are charged to operations as incurred and additions or improvements are capitalized. When assets are sold, retired or otherwise disposed of, the asset cost and related accumulated depreciation or amortization are removed from the respective accounts and any gains or losses are included in operations.

Property, plant and equipment amounts are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset (asset group) may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The impairment loss to be recorded would be the excess of the asset’s carrying value over its fair value. Fair value would be determined based upon the best information available in the circumstances including quoted prices or other valuation techniques.

Goodwill and Identified Intangible Assets

Goodwill and indefinite-lived intangible assets are not amortized. The carrying value of goodwill and indefinite-lived intangible assets are tested for impairment at least annually. The recoverability of unamortized goodwill is based upon the fair value of the Company determined by using a discounted cash flow analysis or other valuation techniques. For 2004, however, fair value was also assessed by the enterprise value utilized in the acquisition of the Company (Note 17).

Identified intangible assets, specifically customer relationships and intellectual property, are amortized over a period of 4 and 20 years, respectively. Identified intangible assets are tested for impairment whenever events or circumstances indicate that the carrying amount of the asset may not be recoverable.

Shipping and Handling Fees and Costs

The Company classifies shipping and handling fees and costs as a component of selling, general and administrative expenses on the Consolidated Statements of Income. Total shipping and handling fees and costs for the 53-week period ended January 3, 2003, the 52-week period ended January 2, 2004 and for the 52-week period ended December 31, 2004, were $45,574, $46,686 and $51,298, respectively.

Derivatives and Hedging

The fair values of all outstanding derivative instruments are recorded on the Consolidated Balance Sheets.

All derivatives are held for purposes other than trading. The Company measures hedge effectiveness by formally assessing, at least quarterly, the historical and probable future high correlation of changes in the fair value or expected future cash flows of the hedged item. The ineffective portions, if any, are recorded in other expense (income) in the current period. If the hedging relationship ceases to be highly effective or it becomes probable that an expected transaction will no longer occur, gains or losses on the derivative are recorded in other expense (income).

Changes in the fair value of derivatives are recorded in current earnings along with the change in the fair value of the underlying hedged item if the derivative is designated as a fair value hedge or in other comprehensive income if the derivative is designated as a cash flow hedge. If no hedging relationship is designated, the derivative is marked to market through earnings.

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(dollars in thousands)

Cash flows from derivative instruments are recognized in the Consolidated Statements of Cash Flows in a manner consistent with the underlying transactions. See Note 9 for additional information regarding the Company’s accounting for derivatives.

Foreign Currency Translation

For Canadian operations, the functional currency is the Canadian dollar. Assets and liabilities of these operations are translated at the exchange rate in effect at year end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included as other comprehensive income. Realized gains and losses from Canadian currency transactions are included in net income for the period.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income, foreign currency translation adjustments, additional minimum pension liabilities and gains and losses on derivative instruments designated and effective as cash flow hedges that are charged or credited to the accumulated other comprehensive income (loss) account in stockholders’ equity.

Income Taxes

The Company recognizes a liability or asset for the deferred tax consequences of temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements. These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. The deferred tax assets are reviewed periodically for recoverability and valuation allowances are provided, as necessary.

New Accounting Pronouncements

On November 24, 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 151 Inventory Costs, an amendment of ARB No. 43, Chapter 4. The standard adopts the International Accounting Standards Board (“IASB”) view related to inventories that abnormal amounts of idle capacity and spoilage costs should be excluded from the cost of inventory and expensed when incurred. Additionally, the Board made the decision to clarify the meaning of the term “normal capacity.” The provisions of SFAS No. 151 are applicable to inventory costs incurred during fiscal years beginning after June 15, 2005. The Company has not determined the impact of this SFAS No. 151 to its inventory accounting results which may result upon adoption of this statement on January 1, 2006.

In December 2004, the FASB issued FASB Staff Positions (“FSP”) No. FAS 109-1, Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004. This FSP provides guidance on how an enterprise should account for the deduction for qualified production activities provided by the American Jobs Act of 2004. The Company is currently evaluating the impact of this new deduction, the benefit of which may be considered in its future tax provisions.

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(dollars in thousands)

3.	Restructuring and Other Related Costs

Prior to 2002, management approved various actions to expedite the integration of the Company’s two predecessor entities and to improve the long-term efficiency and competitiveness of the Company and reduce costs. These actions included certain restructuring charges related to employee reductions, changes to certain distribution operations and other merger-related costs in connection with the integration of business processes and systems. These restructuring and other charges and the subsequent reduction to the related accrued liability are as follows:

	Employee Termination Benefits	Asset With-Draw	Other Related Costs	Total Restructuring and Other Related Costs
Remaining liability, December 28, 2001	$5,410	$—	$754	$6,164
Net charges for the 53-week period ended January 3, 2003	1,698	849	6,399	8,946
Cash payments	(2,990)	—	(3,732)	(6,722)
Reclassifications	(920)	—	—	(920)
Noncash adjustments	—	(849)	—	(849)

Remaining liability, January 3, 2003	3,198	—	3,421	6,619
Net (credits) charges for the 52-week period ended January 2, 2004	(314)	1,499	(62)	1,123
Cash payments	(2,538)	—	(4,526)	(7,064)
Noncash adjustments	—	(1,499)	1,456	(43)
Effect of changes in exchange rate	61	—	142	203

Remaining liability, January 2, 2004	407	—	431	838
Net charges for the 52-week period ended December 31, 2004	2	384	1,258	1,644
Cash payments	(412)	—	(1,612)	(2,024)
Noncash adjustments	—	(384)	—	(384)
Effect of changes in exchange rate	3	—	3	6

Remaining liability, December 31, 2004	$—	$—	$80	$80

The remaining accrued liabilities at January 2, 2004 and December 31, 2004, have been classified as a component of accrued expenses on the accompanying Consolidated Balance Sheet.

Employee termination benefit changes for the 53-week period ended January 3, 2003, represented severance charges related to the termination of 67 employees within the Company’s U.S. operations and its Canadian subsidiary. Terminated employees related primarily to the closing of distribution centers in Canada and the combination of corporate administrative functions in the U.S. In addition, for the 53-week period ended January 3, 2003, certain terminated U.S. employees also received additional bridged pension and OPEB benefits, the cost of which $(920) was reclassified

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(dollars in thousands)

as a component of accrued pension and postretirement obligations. Employee termination credits for the 52-week period ended January 2, 2004, related solely to adjustments to prior period amounts that were over accrued. All remaining liability amounts were settled in the 52-week period ended December 31, 2004.

Asset write-downs for the 53-week period ended January 3, 2003, related primarily to the closure and sale of land and buildings in the U.S., including the write-down of certain processing equipment that will not be transferred to other locations. The $849 charge recognized, included $993 of asset write-downs and $215 of accelerated depreciation related to assets held and used that the Company intends to dispose of. The amount recorded is also net of a $359 gain on the sale of land and building in St. Louis, Missouri. The $1,499 charge for the 52-week period ended January 2, 2004, primarily represents a write-down of the carrying value of assets held for sale and the write-down of miscellaneous equipment. The $384 charge recognized in the 52-week period ended December 31, 2004, included $815 of asset write-downs of the carrying value of assets held for sale. The amount recorded is also net of a $431 gain on the sale of land and buildings in Philadelphia, Pennsylvania and Charlotte, North Carolina.

Other related costs in the 53-week period ended January 3, 2003, included $2,318 of lease termination costs in the U.S. and Canada related to the exiting of certain leased facilities, for which the Company was still party to a lease obligation. In addition, the Company incurred $4,081 of nonrecurring merger integration costs during the period related primarily to systems integration costs ($1,335), benefit plan redesign and implementation ($544), employee and facility relocations ($1,797) and other nonrecurring merger-related costs ($405). These merger integration costs, which were charged to expense as incurred, were classified as a component of restructuring and other related costs on the accompanying Consolidated Statements of Income due to their nonrecurring nature. The net credit for other related costs in the 52-week period ended January 2, 2004, included the reversal of $1,045 of previously accrued lease termination costs offset by $983 of net period costs primarily associated with facility and employee relocation. The net charge for other related costs in the 52-week period ended December 31, 2004, of $1,258 related to period costs which primarily consisted of facility and employee relocation costs.

The Company also maintains land, building and equipment in facilities that the Company intends to sell. These assets have a carrying value of $13,605 and $8,719 at January 2, 2004 and December 31, 2004, respectively, and have been classified as assets held for sale and are included as a component of other current assets on the accompanying Consolidated Balance Sheets. The Company believes that the fair market value on these assets exceeds the carrying value.

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(dollars in thousands)

4.	Supplemental Consolidated Financial Statement Information

Property, Plant and Equipment, Net

Property, plant and equipment, net, consisted of the following components:

	January 2, 2004	December 31, 2004
Land and improvements	$23,183	$23,681
Buildings and leasehold improvements	76,217	82,371
Machinery and equipment	98,432	104,381
Construction in progress	7,589	2,342

Total cost	205,421	212,775
Less: Accumulated depreciation and amortization	(44,252)	(57,538)

	$161,169	$155,237

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) consisted of the following components:

	January 2, 2004	December 31, 2004
Cumulative translation adjustment	$11,990	$16,565
Additional minimum pension liability, net of deferred tax benefit	(7,021)	(9,826)
Net unrealized gain on derivative instruments, net of deferred tax liability	580	979

	$5,549	$7,718

5.	Goodwill and Other Intangible Assets

Other intangible assets were comprised of the following:

	January 2, 2004	December 31, 2004
Customer relationships	$5,100	$5,100
Less: Accumulated amortization	(2,550)	(3,825)
Intellectual property	800	800
Less: Accumulated amortization	(80)	(120)
Intangible pension asset	3,754	3,410

	$7,024	$5,365

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(dollars in thousands)

For the 52-week period ended December 31, 2004, there was no change in the amount of recorded goodwill. The Company has completed its annual goodwill impairment test and has determined that there was no impairment at January 2. 2004 and December 31, 2004.

The estimated useful lives of customer relationships and technology and patents are 4 years and 20 years, respectively. The Company amortizes these intangible assets over their respective lives on the straight-line method. The straight-line method of amortization reflects an appropriate allocation of the costs of the intangible assets to earnings in proportion to the amount of economic benefits obtained by the Company in each reporting period. Estimated amortization expense for the next five fiscal years is as follows:

2005	$1,315
2006	40
2007	40
2008	40
2009	40

6.	Notes Payable

Notes payable consisted of the following:

	January 2, 2004	December 31, 2004
Senior Euro-Dollar Revolving Loan (LIBOR), with interest rates ranging from 3.125% to 4.375% at December 31, 2004	$150,000	$—
Senior Revolving Loan (Prime Rate), with an interest rate of 6.250% at December 31, 2004	5,400	207,200
Senior Canadian Revolving Loan (Bankers Acceptance Rate), with an interest rate of 4.670% at December 31, 2004	9,302	—
Senior Canadian Revolving Loan (Prime Rate), with an interest rate of 5.250% at December 31, 2004	2,326	29,910

Total loans payable	167,028	237,110
Less: Current maturities	—	—

Long-term portion	$167,028	$237,110

The Senior Euro-Dollar Revolving Loan, the Senior Revolving Loan., and the Senior Canadian Revolving Loan (collectively, the “outstanding revolving loans”) were pursuant to a $350,000 Credit Agreement (the “Credit Agreement”) with a consortium of financial institutions entered into by the Company on August: 26, 2002, as amended on April 28, 2004. The amended Credit Agreement increased the Company’s limit on the overall credit facility of $350,000. The Credit Agreement was set to expire in August 2006 and allowed the Company’s U.S. entity to borrow a maximum of’ $300,000 and the Company’s Canadian subsidiary’ to borrow a maximum of $50,000 (or the Canadian dollar equivalent). Effective January 4, 2005 and in connection with the acquisition of the Company as described in Note 17, all amounts outstanding at December 31, 2004, pursuant to the Credit Agreement were paid, in full. The amounts outstanding under the Senior Canadian Revolving Loan were denominated in Canadian dollars.

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(dollars in thousands)

The maximum loan amounts were subject to limitations as determined by a calculated borrowing base. Total availability was limited to, among other things, the eligible accounts receivables and inventory pledged as collateral under the credit agreement. The debt could be either revolving loans or term loans due no earlier than August 26, 2006. Interest on the U.S. entity loans (both revolving and term) were determined at the option of the Company at the JPMorgan Prime Rate (3% over the federal funds rate at December 31, 2004) plus margin or the (Euro-Dollar) LIBOR plus margin Interest rates on the Canadian entity loans were determined at the option of the Company at the, JPMorgan Prime Rate plus margin or the Canadian Bankers’ Acceptance Rate plus margin. The margins on each of the interest rates noted above were subject to change in future periods based upon certain financial ratios that correspond to the Company’s creditworthiness. For U.S. Prime Rate loans, the margin on the JPMorgan Prime Rate can range from 1% to 2% and the margin on the Euro-Dollar LIBOR can range from 2% to 3%. For Canadian loans, the margin on the JPMorgan Prime Rate can range, from 1% to 2% and the margin on the Bankers’ Acceptance Rate can range from 2% to 3%.

At January 2, 2004 and December 31, 2004, the JPMorgan Prime Rate was 4.0% and 5.25%, I respectively, and the LIBOR ranged from 1.125% to 1.25% and from 1.125% to 2.375%, respectively, depending upon the term of the outstanding revolving debt.

Amounts outstanding under the revolving credit facility have been classified as long-term, to the extent of available long-term back-up facilities pursuant to the Credit Agreement, in accordance with the Company’s ability and, intent to refinance such obligations on a long-term basis. The Credit Agreement required the Company to meet a fixed charge coverage ratio and limited the capital expenditures of the Company to $40,000 in 2003. Capital expenditures under the Credit Agreement were limited to $30,000 in 2004. As of January 2, 2004 and December 31, 2004, the Company was in compliance with all debt covenant requirements.

7.	Stockholders’ Equity

The Company was authorized to issue 100,000 shares of common stock, 100 of which were issued on November 1, 2001 (50 shares each to RMC and NAMD Inc. in exchange for their respective net asset contributions). The common stock was subject to a stockholders’ agreement by and among the Company, Billiton Ireland, RMC, Billiton Company B.V. (a wholly owned subsidiary of BHP Billiton Plc) and Alcoa (a Delaware corporation).

The stockholders’ agreement addressed, among other things, corporate governance, including the composition of the Board of Directors and senior management, voting and transfer rights of the stockholders, additional capital contributions and dividend policies.

In addition, the stockholders’ agreement covered the buy-out or purchase rights of the stockholders in the event of a deadlock (as defined) as well as a call option right of a stockholder in the event the other stockholder ceases to own at least one-third of the issued and outstanding common stock.

The stock ownership and voting rights were shared 50% by RMC and Billiton Ireland (as parent company to NAMD Inc.)., In connection with the acquisition of the Company described in Note 17., the stockholders’ agreement terminated upon completion of the acquisition.

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(dollars in thousands)

8.	Income Taxes

The contribution of the net assets of the NAMD Businesses and RASCO Businesses to the Company was a tax-free transaction. As a result, the tax basis of the assets and tax attributes carried over to the Company on the effective date of contribution. The Company’s U.S. operations file a consolidated income tax return in the U.S. The Company’s Canadian operations file a separate income tax return for Canadian purposes.

Income (loss) before income taxes consisted of:

	53-Week Period Ended January 3, 2003	52-Week Period Ended January 2, 2004	52-Week Period Ended December 31, 2004
United States	$21,836	$11,971	$81,945
Canada	(3,064)	4,175	10,121

	$18,772	$16,146	$92,066

Income (loss) before income taxes consisted of:

	53-Week Period Ended January 3, 2003	52-Week Period Ended January 2, 2004	52-Week Period Ended December 31, 2004
Current provision
U.S. Federal and state	$7,008	$3,479	$37,990
Canada	—	—	—

Current provision	7,008	3,479	37,990

Deferred provision (benefit)
U.S. Federal and state	1,881	1,740	(5,761)
Canada	—	—	—
Deferred provision (benefit)	1,881	1,740	(5,761)

Income tax provision	$8,889	$5,219	$32,229

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(dollars in thousands)

The income tax provision is different from that which would be obtained by applying the statutory federal income tax rate to income before income taxes. Differences between the statutory rates in the U.S. and Canada do not have a significant impact on the effective income tax rate reconciliation presented below. The items causing this difference are as follows:

	53-Week Period Ended January 3, 2003	52-Week Period Ended January 2, 2004	52-Week Period Ended December 31, 2004
Tax expense at U.S. statutory rate	$6,571	$5,788	$32,223
Change in valuation allowance for Canadian net deferred tax assets	1,072	(1,453)	(3,536)
State income taxes, net of federal benefit	873	479	3,253
Nondeductible expenses and other	373	405	289

	$8,889	$5,219	$32,229

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are as follows;

	January 2, 2004	December 31, 2004
Deferred income tax assets
Trade receivables	$2,359	$2,267
Accrued expenses	640	338
Accrued pension and postretirement obligations	24,937	27,767
Canadian operating loss carryforwards	2,257	—
U.S. operating loss carryforward	924	578
U.S. AMT NOL-carryforward	2,213	—
Additional minimum pension liability	4,489	6,283
Other	799	1,287

Total gross deferred income tax assets	38,618	38,520
Less: Valuation allowance for Canadian deferred tax assets	(6,768)	(3,533)

Net deferred income tax assets	31,850	34,987

Deferred income tax liabilities
Intangible assets	(2,977)	(2,555)
Inventories	(17,286)	(13,774)
Property, plant and equipment	(23,844)	(23,361)
Unrealized gain on derivatives	(370)	(625)

Total gross deferred income tax liabilities	(44,477)	(40,315)

Net deferred income tax liabilities	$(12,627)	$(5,328)

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(dollars in thousands)

The U.S. operating loss carry forward at December 31, 2004, represents various state net operating losses that expire at various dates between 2007 and 2022. In addition, a valuation allowance has been provided against deferred tax assets related to Canadian deferred tax assets because it is more likely than not that these tax benefits will not be realized based upon the existing uncertainty as to the ability of the Canadian operations to generate future taxable income.

The change in the valuation allowance for Canadian deferred tax assets includes the impact of foreign exchange, which has not been included in the Company’s annual effective tax rate. The change in the valuation allowance for Canadian deferred tax assets is as follows:

	January 2, 2004	December 31, 2004
Balance at beginning of year	$6,796	$6,768
Utilization of Canadian deferred tax assets	(1,453)	(3,536)
Foreign exchange impact	1,425	301

Balance at end of year	$6,768	$3,533

The Company continues to maintain a deferred tax asset valuation allowance of approximately $3.5 million at December 31, 2004, related to the remaining deferred tax assets in Canada. These deferred tax assets relate to temporary differences that are longer term in nature (primarily pension and OPEB liabilities and fixed assets). Because of the cyclical nature of the Company’s operations, it is not possible to forecast future taxable income into future years to currently conclude that it is “more likely than not” that these remaining Canadian deferred tax assets will ultimately be realized.

9.	Financial Instruments and Derivatives

The carrying amounts of cash and cash equivalents, book overdraft and short-term debt approximate fair value because of the short maturity of the instruments.

The Company holds or purchases derivative financial instruments for purposes other than trading. The following are the details of the fair values of these investments as of:

	January 2, 2004	December 31, 2004
Commodities, principally aluminum and nickel	$443	$48
Interest rates	950	1,604
Foreign currency	(398)	(1,519)

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(dollars in thousands)

From time to time, the Company may enter into fixed price sales contracts with its customers for certain of its inventory components (primarily aluminum and stainless steel). The Company enters into commodity futures and options contracts to reduce volatility in the price of these commodities. Currently, these commodity contracts cover periods commensurate with known exposures, generally within one year, and had an asset value of $443 and $48 at January 2, 2004 and December 31, 2004, respectively. The Company currently does not account for these contracts as hedges, but rather marks these contracts to market with a corresponding offset to current earnings.

The Company uses interest rate swaps to help maintain a strategic balance between fixed and floating-rate debt and to manage overall financing costs. The Company has entered into pay fixed, receive floating interest rate swaps to effectively convert the interest rate from floating to fixed on $85,000 of debt, through June 2006. These interest rate swaps were designated as cash flow hedges and had an asset value of approximately $950 and $1,604 at January 2, 2004 and December 31, 2004, respectively, with a corresponding offset as a component of accumulated other comprehensive income, offset by a deferred tax liability of $370 and $625, respectively. The interest rate swaps were fully effective and as such, no gain or loss from hedge ineffectiveness was recognized.

The Company is subject to exposure from fluctuations in foreign currencies. Foreign currency exchange contracts are used by the Company’s Canadian subsidiary to hedge the variability in cash flows from the forecasted payment of currencies other than the functional currency. The Company’s Canadian subsidiary’s foreign currency contracts were principally used to purchase U.S. dollars. The U.S. dollar notional amount of all foreign currency contracts outstanding was $13,720 and $24,557 at January 2, 2004 and December 31, 2004, respectively, and had a liability value of $398 and $1,519, respectively. The Company currently does not account for these contracts as hedges but rather marks these contracts to market with a corresponding offset to current earnings.

The Company’s net derivative balance from the contracts described above was a $995 and $133 asset at January 2, 2004 and December 31, 2004, respectively, and is included as a component of other assets on the accompanying Consolidated Balance Sheets.

10.	Lease Commitments

The Company is party to numerous lease agreements in both the U.S. and Canada related to buildings, vehicles and office equipment leases. These building leases run into the beginning of 2012. The vehicle and office equipment leases run into the beginning of 2010. These leases are all accounted for as operating leases. The following are the minimum lease payments for the next five fiscal years and thereafter based on operating leases in effect at December 31, 2004:

2005	$10,749
2006	9,463
2007	6,651
2008	4,255
2009	2,640
Thereafter	1,925

$35,683

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(dollars in thousands)

Rental expense under operating lease agreements was $13,379, $12,691 and $13,153 for the 53-week period ended January 3, 2003, 52-week period ended January 2, 2004 and for the 52-week period ended December 31, 2004, respectively.

11.	Employee Benefit Plans

Certain of the Company’s predecessors had noncontributory defined benefit pension plans (defined benefit plans), which provided retirement benefits for the majority of its predecessor company employees in both the U.S. and Canada. The Company’s predecessor NAMD U.S. business as well as the Company’s predecessor Canadian businesses (AIM for NAMD and RASCO Specialty Metals Ltd. for RASCO) had defined benefit pension plans specific to its respective predecessor business employees as well as plans which provided health care and life insurance benefits which were specific to substantially all of its retirees in the U.S. or Canada (other post employment benefits (“OPEB”)).

Prior to January 1, 2002, the Company’s predecessor U.S. RASCO businesses provided its predecessor employees pension and OPEB benefits through multi-employer plans along with Alcoa and its affiliates. Effective January 1, 2002, predecessor U.S. RASCO employees became legal employees of the Company (from November 1, 2001 through January 1, 2002, such employees were leased to the Company by Alcoa), and became participants in the Integris Pension Plan for U.S. employees.

In connection with the terms of the Agreement effective January 1, 2002, both the U.S. employees and the Canadian employees became participants of the newly formed Integris pension and OPEB plans in both the U.S. and Canada. As such, the funded status of the respective U.S. and Canadian pension and OPEB predecessor plans were transferred to the newly formed Integris plans effective January 1, 2002.

Subsequent to formation (and merger) of the Integris U.S. and Canadian pension and OPEB plans, the Company’s Board of Directors approved amendments to the existing pension and OPEB benefits for both U.S. and Canadian employees. These amendments essentially resulted in equal benefits being provided to all employees since the predecessor company plans had differing benefit formulas. For accounting purposes, these plan amendments have been treated as a component of prior service cost and will be included as a component of pension and OPEB expense in future periods. For the purposes of the Agreement, however, the change in the pension/OPEB obligation resulting from these amendments resulted in a debt equalization adjustment to the capital account of Billiton. This adjustment has been reflected as an adjustment to paid-in capital during the year ended January 2, 2004.

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(dollars in thousands)

Actuarial valuations for the respective pension and OPEB plans are as of October 1 of each year. The benefit obligation, fair value of plan assets, funded status and actuarial assumption for the Integris plans based upon the October 1, 2003 and 2004, valuations are as follows:

2003 Plan Information

	U.S.		Canada
	Pension Benefits	OPEB	Pension Benefits	OPEB
Changes in projected benefit obligations
Projected benefit obligations at beginning of period	$131,597	$40,469	$30,622	$7,044
Service cost	3,337	1,533	806	165
Interest cost	8,768	2,695	2,284	584
Plan participants’ contributions	—	231	—	—
Plan amendments	455	—	—	—
Actuarial (gains) or losses	(2,300)	709	952	942
Assumption change	9,144	2,705	—	—
Benefits paid	(3,506)	(1,491)	(2,619)	(380)
Effect of changes in exchange rate	—	—	6,780	1,722

Projected benefit obligations at end of period	147,495	46,851	38,825	10,077

Accumulated benefit obligation	128,807	—	34,572	—

Changes in plan assets
Fair value of plan assets at beginning of period	90,465	—	28,961	—
Actual return of plan assets	13,102	—	4,273	—
Transfer from RASCO plan	—	—	—	—
Employer contribution	181	1,260	287	380
Plan participants’ contributions	—	231	—	—
Benefits paid	(3,506)	(1,491)	(2,619)	(380)
Effect of changes in exchange rate	—	—	6,207	—

Fair value of plan assets at end of period	100,242	—	37,109	—

Funded status	(47,253)	(46,851)	(1,716)	(10,077)
Unrecognized net actuarial loss	30,678	9,655	8,000	936
Unrecognized prior service cost	3,274	(6,899)	—	(826)
Contributions after measurement date	44	352	—	—

Net amount recognized	$(13,257)	$(43,743)	$6,284	$(9,967)

Amounts recognized in the combined balance sheet consist of
Accrued benefit liability	$(28,521)	$(43,743)	$6,284	$(9,967)
Intangible asset	3,754	—	—	—
Accumulated other comprehensive income	11,510	—	—	—

Net amount recognized	$(13,257)	$(43,743)	$6,284	$(9,967)

2003 Weighted-average assumptions to determine obligation at the end of the period
Discount rate	6.00%	6.00%	6.00%	6.00%
Rate of compensation increase	4.25%	4.25%	3.50%	3.50%

2003 Weighted-average assumptions to determine cost
Discount rate	6.75%	6.75%	6.50%	6.50%
Expected return on plan assets	8.75%	—	8.00%	—

Rate of compensation increase	4.50%	4.50%	3.50%	3.50%

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(dollars in thousands)

2004 Plan Information

	U.S.		Canada
	Pension Benefits	OPEB	Pension Benefits	OPEB
Changes in projected benefit obligations
Projected benefit obligations at beginning of period	$147,496	$46,851	$38,835	$10,077
Service cost	4,183	1,474	999	202
Interest cost	8,729	2,695	2,629	648
Plan participants’ contributions	—	152	—	—
Plan amendments	102	—	—	(305)
Actuarial losses (gains)	2,894	(678)	948	353
Assumption changes	10,881	2,541	—	—
Benefits paid	(4,172)	(1,887)	(2,763)	(437)
Effect of changes in exchange rate	—	—	2,547	724

Projected benefit obligations at end of period	170,113	51,148	43,195	11,262

Accumulated benefit obligation	148,141	—	40,715	—

Changes in plan assets
Fair value of plan assets at beginning of period	100,242	—	37,109	—
Actual return on plan assets	13,283	—	4,681	—
Employer contribution	2,166	1,735	(84)	437
Plan participants’ contributions	—	152	—	—
Benefits paid`	(4,172)	(1,887)	(2,763)	(437)
Effect of changes in exchange rate	—	—	2,664	—

Fair value of plan assets at end of period	111,519	—	41,607	—

Funded status	(58,594)	(51,148)	(1,588)	(11,262)
Unrecognized net actuarial loss	38,490	11,275	7,033	1,357
Unrecognized prior service cost	3,002	(6,304)	—	(297)
Contributions after measurement date	83	442	—	—

Net amount recognized	$(17,019)	$(45,735)	$5,445	$(10,202)

Amounts recognized in the combined balance sheet consist of
Accrued benefit liability	$(36,538)	$(45,735)	$5,445	$(10,202)
Intangible asset	3,410	—	—	—
Accumulated other comprehensive income	16,109	—	—	—

Net amount recognized	$(17,019)	$(45,735)	$5,445	$(10,202)

2004 Weighted-average assumptions to determine obligation at the end of the period
Discount rate	5.75%	5.75%	5.75%	5.75%
Rate of compensation increase	4.25%	4.25%	3.50%	3.50%

2004 Weighted-average assumption to determine cost
Discount rate	6.00%	6.00%	6.00%	6.00%
Expected return on plan assets	8.75%	—	7.00%	—
Rate of compensation increase	4.25%	4.25%	3.50%	3.50%

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(dollars in thousands)

The aggregate projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were as follows as of January 3, 2003, January 2, 2004 and December 31, 2004, respectively:

	January 3, 2003	January 2, 2004	December 31, 2004
Projected benefit obligation	$131,597	$147,496	$170,173
Accumulated benefit obligation	105,990	128,807	148,141
Fair value of plan assets	90,465	100,242	111,469

Components of Net Periodic Benefit Costs – 53-Week Period Ended January 3, 2003

	U.S.		Canada
	Pension Benefits	OPEB	Pension Benefits	OPEB
2002 Weighted-average assumptions to determine cost
Discount rate	7.50%	7.50%	6.50%	6.50%
Expected return on plan assets	9.60%	—	8.00%	—
Rate of compensation increase	5.00%	5.00%	3.50%	3.50%

Service cost	$3,730	$1,555	$790	$90
Interest cost	8,433	2,503	1,910	444
Expected return on plan assets	(9,767)	—	(2,402)	—
Amortization of prior service cost	158	(297)	(41)	—
Recognized net actuarial loss	4	—	—	—
Special termination benefits	522	398	—	—

Net periodic benefit cost	$3,080	$4,159	$257	$534

Components of Net Periodic Benefit Costs – 52-Week Period Ended January 2, 2004

	U.S.		Canada
	Pension Benefits	OPEB	Pension Benefits	OPEB
Service cost	$3,337	$1,533	$806	$165
Interest cost	8,768	2,695	2,284	584
Expected return on plan assets	(8,781)	—	(2,720)	—
Amortization of prior service cost	331	(595)	—	(826)
Recognized net actuarial loss	426	186	443	—

Net periodic benefit cost	$4,081	$3,819	$813	$(77)

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(dollars in thousands)

Components of Net Periodic Benefit Costs – 52-Week Period Ended December 31, 2004

	U.S.		Canada
	Pension Benefits	OPEB	Pension Benefits	OPEB
Service cost	$4,183	$1,474	$999	$202
Interest cost	8,729	2,695	2,629	648
Expected return on plan assets	(8,829)	—	(2,684)	—
Amortization of prior service cost	375	(595)	—	(896)
Recognized net actuarial loss	1,508	243	493	—

Net periodic benefit cost	$5,966	$3,817	$1,437	$(46)

For OPEB measurement purposes as of October 1, 2003 and 2004, an 11% and 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003 and 2004, respectively. The rate was assumed to decrease gradually to 5% for 2010 and remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following:

	U.S.		Canada
	1-Percentage Point Increase	1-Percentage Point Decrease	1-Percentage Point Increase	1-Percentage Point Decrease
Effect on total of service and interest cost components	$457	$(374)	$126	$(107)
Effect on the postretirement benefit obligation	5,708	4,718	1,407	(1,206)

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans. The Company’s U.S. Postretirement Health Care Benefits plan offers prescription drug benefits. The Company adopted the effects of the Act in the fiscal third quarter of the 2004 fiscal year. The Company plan was not amended in order to benefit from the new legislation and does not expect a significant impact on future benefit expenses or the future financial status of the plan. The impact of adopting the accounting requirements of the Act was not significant.

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(dollars in thousands)

Plan Assets

The Company’s plan assets allocations for its U.S. defined benefit pension and postretirement health care benefits plans at January 2, 2004 and January 3, 2003, target allocation for fiscal year 2005 are as follows. As it relates to Canada’s asset allocation, domestic equities represent equity investments in Canadian companies and international equity represents equity investments in U.S. or other international companies.

	U.S.			Canada
	2005 Target Asset Allocation Percentage	Percentage of Plan Assets		2005 Target Asset Allocation Percentage	Percentage of Plan Assets
Asset Category		October 1, 2004	October 1, 2003		October 1, 2004	October 1, 2003
Domestic equity	32-70%	38.2%	39.7%	25-55%	40.8%	32.8%
International equity	0-18%	13.3%	15.5%	5-20%	26.2%	26.2%
Fixed income	30-50%	48.5%	33.0%	15-45%	33.0%	41.0%
Cash and cash equivalents			11.8%		—	—

		100.0%	100.0%		100.0%	100.0%

The expected long-term rate of return is generally based on the pension plan’s asset mix, assumptions of equity returns based on historical long-term returns on asset categories, expectations for inflation, and estimates of the impact of active management of the assets.

The Company’s U.S. investment strategy and policies are designed to maximize the possibility of having sufficient funds to meet the long-term liabilities of the pension fund, while achieving a balance between the goals of growing the assets of the plan and keeping risk at a reasonable level. Current income is not a key goal of the plan. The asset allocation position reflects the ability and willingness to accept relatively more short-term variability in the performance of the pension plan portfolio in exchange for the expectation of a better funded status, better long-term returns and lower pension costs in the long run.

The plan prohibits investing in warrants and options, and engaging in short sales, margin transactions, and other specialized investment activities. The use of derivatives is also prohibited for the purpose of speculation or introducing leverage in the portfolio, circumventing the investment guidelines or taking risks that are inconsistent with the fund’s guidelines.

The Company’s Canadian investment strategy and policies are designed to ensure that the pension plan is able to meet current and long-term financial obligations. Emphasis is placed on long-term growth without undue exposure to significant loss, and, at a minimum, the maintenance of the purchasing power of the pension plan assets, adjusted for inflation and real wage increases.

Cash Flows

The Company’s funding policy for the U.S. and Canada pension plans is to achieve a return on assets that meets the long-term funding requirements identified by the projections of the pension plan’s actuaries while simultaneously satisfying the fiduciary responsibilities prescribed by the Employee Retirement Income Security Act of 1974, as amended, and the Ontario Pension Benefits Act of 1990, as amended, respectively. The Company is required to make $140 in contributions to the Canada pension plan in the fiscal year ended December 31, 2005. The Company is not required to make any contributions to the U.S. pension plan in the fiscal year ended December 31, 2005.

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(dollars in thousands)

Other Market Multi-Employer Benefit Plan Arrangements

The Company also participates in various multi-employer defined benefit pension plans that cover eligible employees covered by collective bargaining agreements. The Company made contributions related to these plans of $583, $522 and $404, respectively, for the 53-week period ended January 3, 2003 and the 52-week periods ended January 2, 2004 and December 31, 2004, respectively.

12.	Employee 401(k) Savings Plan

Prior to July 1, 2002, the Company’s U.S. predecessor entities (VMG for the NAMD Businesses and RASCO U.S. including Permamet) provided separate 401(k) savings plans for substantially all U.S. predecessor employees. Predecessor employee contributions of up to 6% of eligible compensation were matched 66.67% by the VMG plan and predecessor employee contributions of up to 6% of eligible compensation were matched up to 50% by the RASCO U.S. plans. The Company’s combined matching contributions under both plans amounted to $1,008 for the period from December 29, 2001 through June 30, 2002.

Effective July 1, 2002, the respective U.S. predecessor company plans were merged and all U.S. employees began participating in the Integris Metals, Inc. 401(k) savings plan (the “Integris Plan”). Those employees eligible for early retirement as of June 30, 2002, and those within one year of becoming eligible are considered grandfathered and will continue to earn the 401(k) savings plan benefits that were in effect prior to the creation of the Integris Plan. Employees are allowed to participate in the 401(k) savings plan following 30 days of employment. Employee contributions are matched based on employee savings rates, employee contributions from 1% to 3% are matched 100% by the Company, employee contributions from 4% to 5% are matched 50% by the Company, and employee contributions from 6% to 9% are matched 25% by the Company. The Company’s matching contributions under the merged plan amounted to $1,296 from July 1, 2002 through January 3, 2003, $2,800 during the 52-week period ended January 2, 2004, and $3,165 during the 52-week period ended December 31, 2004.

13.	Long-Term Incentive Compensation Plan

During the 53-week period ended January 3, 2003, the Company adopted the 2002 Phantom Stock Option Plan (the “Plan”) for executive officers and key employees of the Company and its subsidiaries. The total number of phantom stock options that may be granted to employees under the Plan is 50 million. In connection with the acquisition of the Company described in Note 17, this plan was terminated on January 4, 2005. The phantom stock options provided the holder the opportunity to a cash award based upon future increases in a calculated value of the Company, as defined, further adjusted for certain performance goals. These awards vested over a four-year period with 50% vesting after year two and 25% vesting in each of the next two years. No awards were issued under this plan during the 53-week period ended January 3, 2003. During the 52-week periods ended January 2, 2004 and December 31, 2004, the Company’s Board of Directors authorized the issuance of approximately 1.5 million and .8 million of such phantom stock options, respectively. During 2004, 0.6 million options expired unexercised. None of the performance criteria had been met as of January 2, 2004, and as such, no compensation cost was recognized in

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(dollars in thousands)

the period ended January 2, 2004, in connection with the issuance of these phantom stock options. The Company recorded $5.9 million of expense in the 52-week period ended December 31, 2004, related to these phantom stock awards. A total of $7.1 million was paid out subsequent to the acquisition of the Company in settling all outstanding options on the acquisition date after consideration of acceleration of the vesting of these awards upon the change in control.

14.	Contingent Liabilities and Indemnification of Certain Claims

The Company is subject to various claims and actions including those pertaining to environmental laws and regulations, product liability, and health and safety matters arising in the ordinary course of business. Management believes, however, that the disposition of such claims and actions, either individually or in the aggregate, are not expected to have a material adverse effect on the Company’s financial position. No assurances can be given, however, that the disposition of one or more of such claims or actions in a particular reporting period will not be material in relation to the reported results for such period.

During 2002, Alcoa became aware of claims related to RASCO’s sale of certain allegedly defective aluminum products to maritime customers for use in the construction of ships prior to the formation of the Company, and the Company’s subsequent sale of such products after formation of the Company. In connection with the Company’s formation as described in Note 1, Alcoa has agreed to provide the Company with defense and indemnity to legal matters and claims associated with this matter for shipments prior to November 1, 2001. Based on the percentage of product purchased and shipped after November 1, 2001, the Company has recorded a $250 liability at December 31, 2004, related to its exposure. All other claims for product sold prior to November 1, 2001, are the responsibility of Alcoa.

15.	Related Party Transactions

Alcoa is a supplier of aluminum products to the Company. During the 53-week period ended January 3, 2003, the 52-week period ended January 2, 2004 and the 52-week period ended December 31, 2004, the Company purchased from Alcoa $172,125, $181,074 and $243,824, respectively, of aluminum products.

In connection with its formation, the Company entered into a Master Transition Services Agreement with Alcoa whereby Alcoa agreed to provide certain transition services to the Company for a fee to be calculated monthly. This agreement expired during 2003. The services related to this agreement primarily related to, but were not limited to (i) the provision of RASCO manufacturing and administrative personnel until such employees were legally transferred to the Company’s payroll on January 1, 2002, (ii) administrative services and expenses such as cash management, accounts receivable, accounts payable, and human resources, postage, telephone and facility rental, and (iii) information technology usage and support.

Total charges by Alcoa to the Company for the 53-week period ended January 3, 2003, the 52-week period ended January 2, 2004 and the 52-week period ended December 31, 2004, were $7,139, $400 and $414, respectively. At January 2, 2004 and December 31, 2004, net amounts collectively due to/from Alcoa under all these arrangements are shown separately on the accompanying Consolidated Balance Sheets.

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(dollars in thousands)

In addition, commencing in 2004 the Company began paying BHP Billiton for certain consulting and other employee related services. Total expenses related to these arrangements were $588 for the 52-week period ended December 31, 2004. There were no amounts due to BHP Billiton under these arrangements at December 31, 2004.

16.	Geographic and Product Information

The operations of the Company are comprised as follows:

	53-Week Period Ended January 3, 2003	52-Week Period Ended January 2, 2004	52-Week Period Ended December 31, 2004
Net sales
U.S.	$1,281,894	$1,226,784	$1,686,846
Canada	238,438	267,304	316,835

Total net sales	$1,520,332	$1,494,088	$2,003,681

		January 2, 2004	December 31, 2004
Tangible long-lived assets
U.S.		$143,304	$136,927
Canada		17,865	18,310

Total tangible long-lived assets		$161,169	$155,237

The following presents the percentage of sales by product line for the periods indicated:

Category	53-Week Period Ended January 3, 2003	52-Week Period Ended January 2, 2004	52-Week Period Ended December 31, 2004
Aluminum	44%	42%	41%
Stainless steel	41%	43%	45%
Carbon steel	5%	4%	4%
Other	10%	11%	10%

	100%	100%	100%

17.	Subsequent Event

On October 26, 2004, the shareholders of the Company entered into a definitive agreement to sell all of the capital stock of the Company to Ryerson Tull, Inc. This transaction was completed on January 4, 2005, at which time the Company became a wholly owned subsidiary of Ryerson Tull, Inc.